UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2006

TAC Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-51340	20-2443085
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (203) 983-5276

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2006, TAC Acquisition Corp., a Delaware corporation (“TAC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AVIEL Systems, Inc., a Virginia corporation (“AVIEL”), and R. John Chapel, the sole stockholder of AVIEL, pursuant to which AVIEL will merge with and into TAC with TAC remaining as the surviving corporation (the “Merger”). Following completion of the Merger, it is anticipated that TAC will change its name to AVIEL Systems, Inc. Pursuant to the terms of the Merger Agreement, the merger transaction will close on the later of (i) August 21, 2006, or (ii) two business days following the satisfaction of the closing conditions as set forth in the Merger Agreement.

The Merger Agreement is attached hereto as Exhibit 10.1 and should be referred to when reading the following summary information included in this Current Report on Form 8-K.

The Merger Agreement provides that at the closing of the Merger, Mr. Chapel will receive $24.0 million in TAC common stock calculated in accordance with the terms of the Merger Agreement and $33.6 million in cash. Mr. Chapel will be required to place $9.0 million of the TAC common stock received as merger consideration into escrow until eighteen months following closing. Technology Investment Capital Corp. (“TICC”), the holder of a warrant to purchase shares of AVIEL common stock will have the right to acquire and receive, upon exercise of the TICC Warrant, $1.0 million in TAC common stock calculated in accordance with the Merger Agreement and $1.4 million in cash pursuant to the terms of the existing warrant agreement. There are no other securityholders of AVIEL.

In connection with the merger, TAC has received a fairness opinion from Capitalink, L.C. that the merger is fair from a financial point of view to the stockholders of TAC and that the fair market value of AVIEL is at least equal to 80% of the net assets of TAC.

The Merger Agreement contains representations and warranties of each of TAC, AVIEL and Mr. Chapel, as applicable, relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) title to stock, (c) capitalization, (d) the authorization, performance and enforceability of the Merger Agreement, (e) taxes, (f) financial statements and absence of undisclosed liabilities, (g) material contracts, (h) absence of certain changes, (i) compliance with applicable laws, (j) absence of litigation, (k) complete disclosure, (l) insurance, (m) consents, and as to AVIEL in particular, (n) licenses and permits, (o) holding of leases and ownership of other properties, (p) title of assets, (q) employee and employee benefits matters, (r) environmental matters, (s) government audits and government contracts, and (t) intellectual property.

Each of TAC and AVIEL has agreed, as applicable, to continue to operate its business in the ordinary course prior to the closing of the Merger and additional material covenants include that each party shall not take any action to cause (i) its representations and warranties to become untrue; or (ii) any condition to the closing of the transaction to not be satisfied. Each party shall protect confidential information and maintain the confidentiality of the other’s proprietary information.

TAC’s initial stockholders who purchased their shares of common stock prior to its IPO, and presently own an aggregate of approximately 18.5% of the outstanding shares of TAC common stock, have agreed to vote all of their shares on the merger proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO.

Upon consummation of the merger, TAC and Mr. Chapel shall enter into a registration rights agreement to provide Mr. Chapel with certain “piggy back” and demand rights relating to the registration of shares of TAC common stock that he will receive as a result of the merger. Additionally, Mr. Chapel will enter into a lock-up agreement pursuant to which he will agree not to sell the shares of TAC common stock received in the transaction for a period of one year following the closing.

Upon closing of the Merger, the combined company will establish an incentive plan. The 2006 Long-Term Incentive Plan reserves for issuance 12.5% of the shares outstanding at the closing of the Merger under the plan. The purpose of the plan is to provide the executives of the combined company, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to the combined company’s growth and profitability, with an incentive to assist the combined company in achieving its long-term corporate objectives, to attract and retain executives and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in the combined company.

The obligations of the parties to consummate the Merger are subject to certain mutual closing conditions including, among others, TAC stockholder approval and the expiration under the provisions of the Hart Scott Rodino Act.

The merger agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of TAC, Mr. Chapel and AVIEL;

•	by either party if the merger transaction is not consummated on or before December 31, 2006;

•	by either party if any government authority issues an order, decree or ruling or takes any action permanently enjoining, restraining or otherwise prohibiting the merger transaction and such order, decree, ruling or other action shall have become final and nonappealable;

•	by either party if any condition to the obligation of such party to consummate the merger transaction becomes incapable of satisfaction prior to December 31, 2006;

•	by either party if, at the TAC meeting of shareholders (including any adjournment or postponement thereof), the TAC shareholder approval is not obtained; and

•	by either party if the other party is in material violation or breach of any of its representations, warranties or covenants which violation or breach cannot be or has not been cured within 30 days of the notice of such violation or breach or December 31, 2006, if earlier, provided that the terminating party is itself not then in material breach;

At any time prior to the effective time of the merge, AVIEL, Mr. Chapel or TAC may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the agreement, or waive compliance with any agreements or conditions of another party contained in the merger agreement. The condition requiring that the holders of fewer than 20% of the shares of TAC’s common stock issued in its IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

At closing, $9,000,000 of the shares of TAC Common Stock to be issued to Mr. Chapel will be deposited into an escrow for 18 months for the benefit of TAC in order to satisfy the indemnification of TAC as provided under the Merger Agreement. At closing, TAC and Mr. Chapel shall enter into an Escrow Agreement with a third party escrow agent to govern the procedures for the disbursement of the TAC Common Stock held in escrow.

Additional Information and Where to Find It

In connection with the proposed Merger and required stockholder approval, TAC will file with the Securities and Exchange Commission a proxy statement which will be mailed to the stockholders of TAC. TAC’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the Merger with AVIEL. TAC stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to TAC Acquisition Corp. 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830 ATTN: Dana Serman Tel: (203) 983-5276.

TAC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of TAC in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of TAC described above.

ITEM 7.01 REGULATION FD DISCLOSURE

TAC issued a press release on June 12, 2006, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by this reference, in which it announced the signing of the Merger Agreement. This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Agreement and Plan of Merger dated June 9, 2006

99.1	Press Release of TAC dated June 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2006	TAC Acquisition Corp.

/s/ Jonathan H. Cohen
Jonathan H. Cohen
Chief Executive Officer

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
10.1	Agreement and Plan of Merger dated June 9, 2006

99.1	Press Release of TAC dated June 12, 2006